Exhibit 99.1

Berkshire Bank Expands Commercial Banking Services

in Eastern Massachusetts

Hires Experienced Commercial Team

Pittsfield, MA — February 7, 2013 — Berkshire Hills Bancorp, Inc. (NYSE: BHLB) plans to expand its commercial banking business in eastern Massachusetts and has recruited an experienced commercial banking team to service middle-market commercial and industrial businesses. The team will be based at Berkshire’s Woburn commercial lending office.

The Bank has appointed Brant A. McDougall as Senior Vice President and Commercial Team Leader. Joining McDougall’s team will be Christopher P. DeFronzo, John M. Malvey, and Joanne R. Tercho as Vice Presidents and Commercial Relationship Managers.  Also joining Berkshire Bank will be Carol Hamilton as a Senior Vice President, Commercial Relationship Manager. These individuals bring approximately 100 years of combined experience in providing commercial banking solutions to businesses in the eastern Massachusetts region. In their new roles at Berkshire Bank both McDougall and Hamilton will report to Paul F. Flynn, Jr., Senior Vice President, Asset Based Lending Manager.

The team brings with it a great deal of expertise in a wide range of commercial lending and product specialties, complementing both the Bank’s eastern Massachusetts’ residential lending network and its central Massachusetts commercial team based in Westborough.

McDougall has over 30 years of experience in all aspects of commercial banking and a proven track record. He previously served as a Commercial Team Leader at TD Bank with offices based in Burlington where he led a successful commercial lending team. Prior to that, he had commercial lending roles with GMAC Commercial Credit, GE Capital Commercial Finance and BayBanks, Inc. McDougall holds an M.B.A. from Northeastern University and a B.A. from Middlebury College.

Joining McDougall’s team will be DeFronzo, who had been with TD Bank for 12 years, most recently as Vice President, Commercial Account Manager; Malvey with over 13 years of commercial banking experience from TD Bank; and Tercho, who had served with TD Bank for over 15 years, most recently as Vice President, Commercial Lending Relationship Manager.

Hamilton previously worked as a Commercial Senior Relationship Manager at TD for over 10 years. Prior to that, she served in similar capacities at Citizens Bank and BayBanks, Inc. She holds both an M.B.A. and B.A. from Boston University.

“We are pleased to welcome Brant McDougall and his team, as well as Carol Hamilton to Berkshire Bank,” said Patrick J. Sullivan, Executive Vice President of Commercial Banking. “They work extremely well together in finding the right mix of commercial products and services to meet the financial needs of various types of businesses. Their collective experience will serve us well as we expand our commercial business lending in eastern Massachusetts.”

Michael Daly, Berkshire’s Chairman and CEO, added “Berkshire continues to recruit top talent to serve businesses in our growing footprint based on our strong capabilities and responsive local focus.  In recent months, we recruited commercial leadership in our Hartford and Syracuse markets.  Now we are delighted to bring on these respected lenders as we add to the presence that we have established with our ten commercial and residential lending offices in central and eastern Massachusetts.  Our commercial business loans have more than doubled in the last two years and, we look forward to further strong growth as we make our resources available to serve the credit needs of our markets.”

BACKGROUND

About Berkshire Hills Bancorp

Berkshire Hills Bancorp is the parent of Berkshire Bank — America’s Most Exciting Bank®. The company has approximately $5.3 billion in assets and 73 full service branch offices in Massachusetts, New York, Connecticut, and Vermont providing personal and business banking, insurance, and wealth management services.  Berkshire Bank provides 100% deposit insurance protection for all deposit accounts, regardless of amount, based on a combination of FDIC insurance and the Depositors Insurance Fund (DIF).

Contacts:

Investor Contact:

David Gonci

413-281-1973

dgonci@berkshirebank.com

Media Contact:

Lori Gazzillo

413-236-3733 ~ 413-822-1695 (cell)

lgazzillo@berkshirebank.com